Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 144
dated November 22, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – December 21, 2006

Commodity-Linked Capital Protected Notes due September 29, 2010
Based on the Performance of a Basket of Four Commodities and a Commodity Index

Issue Price	:	$1,000 (100%)
Aggregate Principal Amount	:	$35,250,000
Stated Principal Amount	:	$1,000
Basket Commodity		Initial Price	Percentage Weighting of Basket Value
Goldman Sachs Commodity
Agricultural Index® - Excess Return	:	66.28322	20%
Copper – Grade A	:	$6,431	20%
Primary Nickel	:	$32,700	20%
Special High-Grade Zinc	:	$4,280	20%
West Texas Intermediate light sweet crude oil	:	$62.66	20%

Participation Rate	:	130%
Determination Dates	:	With respect to each Basket Commodity separately, April 15, 2010, May 15, 2010, June 15, 2010, July 15, 2010, August 15, 2010 and September 15, 2010
Pricing Date	:	December 21, 2006
Settlement Date	:	December 29, 2006
Listing	:	None
CUSIP	:	617446B24
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$20 per Note

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“GSCI®” is a registered mark of Goldman Sachs & Co., and has been licensed for use by Morgan Stanley. The Notes are not sponsored, endorsed, sold or promoted by GS & Co. and GS & Co. makes no representation regarding the advisability of investing in the Notes.

Amendment No. 1 to Preliminary Pricing Supplement No. 144 dated November 22, 2006
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006